UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Mary Lee Sparks
        2438 Campbell Road, N.W.
        Albuquerque, New Mexico 87104
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        January 1999

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        ( ) Director ( ) 10% Owner ( ) Officer (give title below) (x) Other (specify below)

        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person

               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned

                                                                                 5.
                                                                             Amount of          6.
                       2.                                                    Securities       Owner-                 7.
                     Trans-                                4.               Beneficially    ship Form:            Nature of
           1.        action         3.                 Securities           Owned at End    Direct (D)            Indirect
        Title of      Date      Transaction         Acquired (A) or           of Month      or Indirect          Beneficial
        Security    (Month /       Code             Disposed of (D)          (Instr. 3          (I)               Ownership
       (Instr. 3)  Day/Year)    (Instr. 8)        (Instr. 3, 4 and 5)          and 4)       (Instr. 4)           (Instr. 4)
       ----------  ---------    -----------       -------------------       ------------   ------------          ----------
                                                         (A)
                                Code     V     Amount   or (D)      Price
                                ----    ---    ------   ------      -----
      Class A       01/04/99     J*               806     A        $27.90     806 (1)            D
      Common
      Stock

                    01/08/99     S                770     D         35.00                        I         By Barbara S. Federico
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998

                    01/11/99     S              1,154     D         35.13                        I         By Barbara S. Federico
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998
                    01/12/99     S              1,923     D         36.00                        I         By Barbara S. Federico
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998

                    01/13/99     S              1,923     D         35.00                        I         By Barbara S. Federico
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998

                    01/14/99     S              1,538     D         36.50                        I         By Barbara S. Federico
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998
                    01/14/99     S                385    D          36.75                        I         By Barbara S. Federico
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998

                    01/15/99     S                192     D         37.00                        I         By Barbara S. Federico
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998

                    01/19/99     S              1,731     D         37.88                        I         By Barbara S. Federico
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998
                    01/19/99     S                770     D         38.00                        I         By Barbara S. Federico
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998

                                                                                 5.
                                                                             Amount of          6.
                       2.                                                    Securities       Owner-                 7.
                     Trans-                                4.               Beneficially    ship Form:            Nature of
           1.        action         3.                 Securities           Owned at End    Direct (D)            Indirect
        Title of      Date      Transaction         Acquired (A) or           of Month      or Indirect          Beneficial
        Security    (Month /       Code             Disposed of (D)          (Instr. 3          (I)               Ownership
       (Instr. 3)  Day/Year)    (Instr. 8)        (Instr. 3, 4 and 5)          and 4)       (Instr. 4)           (Instr. 4)
       ----------  ---------    -----------       -------------------       ------------   ------------          ----------

                                                         (A)
                                Code     V     Amount   or (D)      Price
                                ----    ---    ------   ------      -----
                    01/19/99     S                385     D         38.25                        I         By Barbara S. Federico
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998

                    01/19/99     S                384     D         38.00                        I         By Barbara S. Federico
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998

                    01/19/99     S                385     D         38.13                        I         By Barbara S. Federico
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998
                    01/20/99     S              1,928     D         38.50                        I         By Barbara S. Federico
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998

                    01/20/99     S                538     D         39.00                        I         By Barbara S. Federico
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998

                    01/25/99     S                770     D         39.00   220,000 (2)          I         By Barbara S. Federico
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998
                    01/08/99     S                770     D         35.00                        I         By Anne S. Whitten 1998
                                                                                                           Spouse NIM-CRUT dated
                                                                                                           October 27, 1998

                    01/11/99     S              1,153     D         35.13                        I         By Anne S. Whitten 1998
                                                                                                           Spouse NIM-CRUT dated
                                                                                                           October 27, 1998

                    01/12/99     S              1,923     D         36.00                        I         By Anne S. Whitten 1998
                                                                                                           Spouse NIM-CRUT dated
                                                                                                           October 27, 1998
                    01/13/99     S              1,923     D         35.00                        I         By Anne S. Whitten 1998
                                                                                                           Spouse NIM-CRUT dated
                                                                                                           October 27, 1998

                    01/14/99     S              1,538     D         36.50                        I         By Anne S. Whitten 1998
                                                                                                           Spouse NIM-CRUT dated
                                                                                                           October 27, 1998

                                                                                 5.
                                                                             Amount of          6.
                       2.                                                    Securities       Owner-                 7.
                     Trans-                                4.               Beneficially    ship Form:            Nature of
           1.        action         3.                 Securities           Owned at End    Direct (D)            Indirect
        Title of      Date      Transaction         Acquired (A) or           of Month      or Indirect          Beneficial
        Security    (Month /       Code             Disposed of (D)          (Instr. 3          (I)               Ownership
       (Instr. 3)  Day/Year)    (Instr. 8)        (Instr. 3, 4 and 5)          and 4)       (Instr. 4)           (Instr. 4)
       ----------  ---------    -----------       -------------------       ------------   ------------          ----------

                                                         (A)
                                Code     V     Amount   or (D)      Price
                                ----    ---    ------   ------      -----
                    01/14/99     S                385     D         36.75                        I         By Anne S. Whitten 1998
                                                                                                           Spouse NIM-CRUT dated
                                                                                                           October 27, 1998

                    01/15/99     S                192     D         37.00                        I         By Anne S. Whitten 1998
                                                                                                           Spouse NIM-CRUT dated
                                                                                                           October 27, 1998

                    01/19/99     S              1,731     D         37.88                        I         By Anne S. Whitten 1998
                                                                                                           Spouse NIM-CRUT dated
                                                                                                           October 27, 1998
                    01/19/99     S                769     D         38.00                        I         By Anne S. Whitten 1998
                                                                                                           Spouse NIM-CRUT dated
                                                                                                           October 27, 1998

                    01/19/99     S                384     D         38.25                        I         By Anne S. Whitten 1998
                                                                                                           Spouse NIM-CRUT dated
                                                                                                           October 27, 1998

                    01/19/99     S                385     D         38.00                        I         By Anne S. Whitten 1998
                                                                                                           Spouse NIM-CRUT dated
                                                                                                           October 27, 1998
                    01/19/99     S                385     D         38.13                        I         By Anne S. Whitten 1998
                                                                                                           Spouse NIM-CRUT dated
                                                                                                           October 27, 1998

                    01/20/99     S              1,923     D         38.50                        I         By Anne S. Whitten 1998
                                                                                                           Spouse NIM-CRUT dated
                                                                                                           October 27, 1998

                    01/20/99     S                540     D         39.00                        I         By Anne S. Whitten 1998
                                                                                                           Spouse NIM-CRUT dated
                                                                                                           October 27, 1998
                    01/25/99     S                769     D         39.00   170,000 (3)          I         By Anne S. Whitten 1998
                                                                                                           Spouse NIM-CRUT dated
                                                                                                           October 27, 1998

                    01/08/99     S                769     D         35.00                        I         By John W. Sparks 1998
                                                                                                           Spouse CRUT dated
                                                                                                           October 27, 1998

                                                                                 5.
                                                                             Amount of          6.
                       2.                                                    Securities       Owner-                 7.
                     Trans-                                4.               Beneficially    ship Form:            Nature of
           1.        action         3.                 Securities           Owned at End    Direct (D)            Indirect
        Title of      Date      Transaction         Acquired (A) or           of Month      or Indirect          Beneficial
        Security    (Month /       Code             Disposed of (D)          (Instr. 3          (I)               Ownership
       (Instr. 3)  Day/Year)    (Instr. 8)        (Instr. 3, 4 and 5)          and 4)       (Instr. 4)           (Instr. 4)
       ----------  ---------    -----------       -------------------       ------------   ------------          ----------

                                                         (A)
                                Code     V     Amount   or (D)      Price
                                ----    ---    ------   ------      -----
                    01/11/99     S              1,154     D         35.13                        I         By John W. Sparks 1998
                                                                                                           Spouse CRUT dated
                                                                                                           October 27, 1998

                    01/12/99     S              1,923     D         36.00   155,923 (4)          I         By John W. Sparks 1998
                                                                                                           Spouse CRUT dated
                                                                                                           October 27, 1998

                    01/13/99     S              1,923     D         35.00                        I         By John W. Sparks 1998
                                                                                                           Spouse NIM-CRUT dated
                                                                                                           October 27, 1998
                    01/14/99     S              1,538     D         36.50                        I         By John W. Sparks 1998
                                                                                                           Spouse NIM-CRUT dated
                                                                                                           October 27, 1998

                    01/14/99     S                385     D         36.75                        I         By John W. Sparks 1998
                                                                                                           Spouse NIM-CRUT dated
                                                                                                           October 27, 1998

                    01/15/99     S                192     D         37.00                        I         By John W. Sparks 1998
                                                                                                           Spouse NIM-CRUT dated
                                                                                                           October 27, 1998
                    01/19/99     S              1,731     D         37.88                        I         By John W. Sparks 1998
                                                                                                           Spouse NIM-CRUT dated
                                                                                                           October 27, 1998

                    01/19/99     S                769     D         38.00                        I         By John W. Sparks 1998
                                                                                                           Spouse NIM-CRUT dated
                                                                                                           October 27, 1998

                    01/19/99     S                384     D         38.25                        I         By John W. Sparks 1998
                                                                                                           Spouse NIM-CRUT dated
                                                                                                           October 27, 1998
                    01/19/99     S                385     D         38.00                        I         By John W. Sparks 1998
                                                                                                           Spouse NIM-CRUT dated
                                                                                                           October 27, 1998

                    01/19/99     S                385     D         38.13                        I         By John W. Sparks 1998
                                                                                                           Spouse NIM-CRUT dated
                                                                                                           October 27, 1998

                                                                                 5.
                                                                             Amount of          6.
                       2.                                                    Securities       Owner-                 7.
                     Trans-                                4.               Beneficially    ship Form:            Nature of
           1.        action         3.                 Securities           Owned at End    Direct (D)            Indirect
        Title of      Date      Transaction         Acquired (A) or           of Month      or Indirect          Beneficial
        Security    (Month /       Code             Disposed of (D)          (Instr. 3          (I)               Ownership
       (Instr. 3)  Day/Year)    (Instr. 8)        (Instr. 3, 4 and 5)          and 4)       (Instr. 4)           (Instr. 4)
       ----------  ---------    -----------       -------------------       ------------   ------------          ----------

                                                         (A)
                                Code     V     Amount   or (D)      Price
                                ----    ---    ------   ------      -----
                    01/20/99     S              1,923     D         38.50                        I         By John W. Sparks 1998
                                                                                                           Spouse NIM-CRUT dated
                                                                                                           October 27, 1998

                    01/20/99     S                538     D         39.00                        I         By John W. Sparks 1998
                                                                                                           Spouse NIM-CRUT dated
                                                                                                           October 27, 1998

                    01/25/99     S                770     D         39.00    64,077 (5)          I         By John W. Sparks 1998
                                                                                                           Spouse NIM-CRUT dated
                                                                                                           October 27, 1998
                    01/08/99     S                769     D         35.00                        I         By Christina S. Duncan
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998

                    01/11/99     S              1,154     D         35.13                        I         By Christina S. Duncan
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998

                    01/12/99     S              1,923     D         36.00                        I         By Christina S. Duncan
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998
                    01/13/99     S              1,923     D         35.00                        I         By Christina S. Duncan
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998

                    01/14/99     S              1,539     D         36.50                        I         By Christina S. Duncan
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998

                    01/14/99     S                384     D         36.75                        I         By Christina S. Duncan
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998
                    01/15/99     S                192     D         37.00                        I         By Christina S. Duncan
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998

                    01/19/99     S              1,730     D         37.88                        I         By Christina S. Duncan
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998

                                                                                 5.
                                                                             Amount of          6.
                       2.                                                    Securities       Owner-                 7.
                     Trans-                                4.               Beneficially    ship Form:            Nature of
           1.        action         3.                 Securities           Owned at End    Direct (D)            Indirect
        Title of      Date      Transaction         Acquired (A) or           of Month      or Indirect          Beneficial
        Security    (Month /       Code             Disposed of (D)          (Instr. 3          (I)               Ownership
       (Instr. 3)  Day/Year)    (Instr. 8)        (Instr. 3, 4 and 5)          and 4)       (Instr. 4)           (Instr. 4)
       ----------  ---------    -----------       -------------------       ------------   ------------          ----------

                                                         (A)
                                Code     V     Amount   or (D)      Price
                                ----    ---    ------   ------      -----
                    01/19/99     S                770     D         38.00                        I         By Christina S. Duncan
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998

                    01/19/99     S                385     D         38.25                        I         By Christina S. Duncan
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998

                    01/19/99     S                385     D         38.00                        I         By Christina S. Duncan
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998
                    01/19/99     S                384     D         38.13                        I         By Christina S. Duncan
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998

                    01/20/99     S              1,923     D         38.50                        I         By Christina S. Duncan
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998

                    01/20/99     S                538     D         39.00                        I         By Christina S. Duncan
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998
                    01/25/99     S                770     D         39.00   220,000 (4)          I         By Christina S. Duncan
                                                                                                           1998 Spouse CRUT dated
                                                                                                           October 27, 1998

                                                                              150,224            I         By Mary Lee Sparks 1990
                                                                                                           Personal Income Trust
                                                                                                           for the Benefit of John
                                                                                                           Woodruff Sparks dated
                                                                                                           April 20, 1990

                                                                              150,224            I         By Mary Lee Sparks 1990
                                                                                                           Personal Income Trust
                                                                                                           for the Benefit of Anne
                                                                                                           Romayne Sparks dated
                                                                                                           April 20, 1990

                                                                                 5.
                                                                             Amount of          6.
                       2.                                                    Securities       Owner-                 7.
                     Trans-                                4.               Beneficially    ship Form:            Nature of
           1.        action         3.                 Securities           Owned at End    Direct (D)            Indirect
        Title of      Date      Transaction         Acquired (A) or           of Month      or Indirect          Beneficial
        Security    (Month /       Code             Disposed of (D)          (Instr. 3          (I)               Ownership
       (Instr. 3)  Day/Year)    (Instr. 8)        (Instr. 3, 4 and 5)          and 4)       (Instr. 4)           (Instr. 4)
       ----------  ---------    -----------       -------------------       ------------   ------------          ----------

                                                         (A)
                                Code     V     Amount   or (D)      Price
                                ----    ---    ------   ------      -----
                                                                              150,224            I         By Mary Lee Sparks 1990
                                                                                                           Personal Income Trust
                                                                                                           for the Benefit of
                                                                                                           Barbara Lee Sparks
                                                                                                           dated April 20, 1990

                                                                              150,224            I         By Mary Lee Sparks 1990
                                                                                                           Personal Income Trust
                                                                                                           for the Benefit of
                                                                                                           Christina Louise Sparks
                                                                                                           dated April 20, 1990

                                                                             22,360 (6)          D
                                                                             22,360 (7)          D

                                                                             22,359 (8)          D

                                                                             22,359 (9)          D
                                                                              196,678            D

                                                                              332,209            I         By Trust Agreement
                                                                                                           dated May 13, 1978
                                                                                                           f/b/o Mary Lee Sparks

                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                      9.
                                            5.                                                      Number       10.
                                          Number           6.                                         of        Owner-
               2.                        of Deriv-        Date                                      Deriva-      ship       11.
            Conver-                      ative Se-       Exer-                             8.        tive      Form of    Nature
    1.        sion      3.               curities       cisable              7.           Price     Securi-    Deriva-      of
   Title    or Exer-  Trans-      4.     Acquired         and             Title and        of        ties        tive    Indirect
    of        cise    action    Trans-    (A) or        Expira-           Amount of      Deriva-   Benefici-  Security:   Benefi-
  Deriva-   Price of   Date     action   Disposed         tion           Underlying       tive    ally Owned  Direct (D)   cial
   tive     Deriva-   (Month/    Code     of (D)          Date           Securities     Security   at End of or Indirect Ownership
 Security     tive     Day/     (Instr. (Instr. 3,      (Month/           (Instr. 3      (Instr.     Month       (I)      (Instr.
(Instr. 3)  Security   Year)      8)     4 and 5)      Day/ Year)          and 4)          5)     (Instr. 4)  (Instr. 4)    4)
----------  --------  -------  --------- ---------  ---------------- ------------------ --------   ---------  ---------- ---------
                                                     Date    Expir-           Amount or
                                                     Exer-    ation           Number of
                               Code  V   (A)  (D)   cisable   Date     Title    Shares
                               ---- --- ---- -----  ------- --------  -------  --------
Employee      $24.50   9/24/97                         (1)    9/24/08  Class A   25,000              25,000        D
Stock                                                                  Common
Option                                                                  Stock
(right to
buy) (1)

Employee      24.25   12/22/97                         (2)   10/12/09  Class A   5,000                5,000        D
Stock                                                                  Common
Option                                                                  Stock
(right to
buy) (2)

Employee      29.75   12/31/98                         (3)   12/31/08  Class A   5,000                5,000        D
Stock                                                                  Common
Option                                                                  Stock
(right to
buy) (2)


   Explanation of Responses:

        Explanation of Transaction Code J - Other acquisition or disposition: Pursuant to the Company's Employee Stock Purchase Plan, on January 4, 1999 Steven L. Grissom acquired 806 shares at approximately $27.90 per share.

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following notes, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Mary Lee Sparks and not by any of the other joint filers.

   (1)  Beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L.
        Grissom.

   (2) Beneficially owned for purposes of Rule 16a-1(a)(2) by Barbara S. Federico. These shares are not subject to Ms. Federico's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

   (3) Beneficially owned for purposes of Rule 16a-1(a)(2) by Anne S. Whitten. These shares are not subject to Ms. Whitten's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

   (4) Beneficially owned for purposes of Rule 16a-1(a)(2) by John W. Sparks. These shares are not subject to Mr. Sparks' agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

   (5)  Beneficially owned for purposes of Rule 16a-1(a)(2) by Christina
        S. Duncan. These shares are not subject to Ms. Duncan's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

   (6)  Beneficially owned for purposes of Rule 16a-1(a)(2) by John W.
        Sparks.

   (7)  Beneficially owned for purposes of Rule 16a-1(a)(2) by Barbara S.
        Federico.

   (8)  Beneficially owned for purposes of Rule 16a-1(a)(2) by Christina
        S. Duncan

   (9)  Beneficially owned for purposes of Rule 16a-1(a)(2) by Anne S.
        Whitten.

        Explanation of footnotes to Table II: The derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L. Grissom.

   (1) The employee stock option dated 9/24/97 vests in four equal annual installments which began on September 24, 1998.

   (2) The employee stock option dated 12/22/97 vests in four equal annual installments beginning on October 12, 1999.

   (3) The employee stock option dated 12/31/98 vests in four equal annual installments beginning on December 31, 1999.

   SIGNATURE OF REPORTING PERSON:



   Mary Lee Sparks*
   By:  Steven L. Grissom
        Attorney in Fact

                           JOINT FILER INFORMATION

   Name:  Steven L. Grissom

   Address:  121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer:  Mary Lee Sparks

   Issuer & Ticker Symbol:  McLeodUSA Incorporated, MCLD

   Statement for Month/Year:  January 1999



   Signature:  Steven L. Grissom


   *See Exhibit 4

                           JOINT FILER INFORMATION

   Name:  Anne S. Whitten

   Address:  38 Goodhue Road, Windham, New Hampshire 03087

   Designated Filer:  Mary Lee Sparks

   Issuer & Ticker Symbol:  McLeodUSA Incorporated, MCLD

   Statement for Month/Year:  January 1999

   Signature:  Anne S. Whitten*
               By:  Steven L. Grissom
                    Attorney in Fact

                           JOINT FILER INFORMATION

   Name:  Barbara S. Federico
          By:  Steven L. Grissom
               Attorney in Fact

   Address:  4840 Ashville Bay Road, Ashville, New York 14710

   Designated Filer:  Mary Lee Sparks

   Issuer & Ticker Symbol:  McLeodUSA Incorporated, MCLD

   Statement for Month/Year:  January 1999

   Signature:  Barbara S. Federico**
               By:  Steven L. Grissom
                    Attorney in Fact

   *See Exhibit 1
   **See Exhibit 5

                           JOINT FILER INFORMATION

   Name:  Christina S. Duncan (aka Christina L. Duncan)

   Address:  194 North Bald Hill Road, New Canaan, Connecticut 06840

   Designated Filer:  Mary Lee Sparks

   Issuer & Ticker Symbol:  McLeodUSA Incorporated, MCLD

   Statement for Month/Year:  January 1999

   Signature:  Christina S. Duncan*
               By:  Steven L. Grissom
                    Attorney in Fact

                           JOINT FILER INFORMATION
   Name:  John W. Sparks

   Address:  229 Saavedra, S.W., Albuquerque, New Mexico 87105

   Designated Filer:  Mary Lee Sparks

   Issuer & Ticker Symbol:  McLeodUSA Incorporated, MCLD

   Statement for Month/Year:  January 1999

   Signature:  John W. Sparks**
               By:  Steven L. Grissom
                    Attorney in Fact

   DATE:  February 8, 1999

   *See Exhibit 2
   **See Exhibit 3

                                                                EXHIBIT 1


                              POWER OF ATTORNEY
                              -----------------

             Power of Attorney made this 28th day of January, 1999:

             I, ANNE S. WHITTEN of 38 Goodhue Road, Windham, New
   Hampshire 03087, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

             1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

             2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA
   Incorporated; and

             3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

             The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

             This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

             This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

             Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person, partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys, stocks, bonds, securities, or other property paid to or delivered to my attorney, or my attorney's substitute, pursuant to the provisions hereof.

             This power of attorney shall be governed by the laws of Illinois.

             Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.

                                           /s/ Anne S. Whitten
                                           ------------------------------
                                           Principal

   Specimen signature of my attorney:

   _________________________________       ______________________________
   Steven L. Grissom                       Principal (as witness to
                                           attorney's signature)
   ______________________________________________________________________

   STATE OF CONNECTICUT     )
                            ) ss
   COUNTY OF FAIRFIELD      )


             I, a Notary Public, in and for said County and State, hereby certify that ANNE S. WHITTEN, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he/she signed that instrument as his/her free and voluntary act, for the uses and purposes therein set forth.

             Given under my hand and notarial seal this 28th day of January, 1999.

                                      /s/ Janet L. Hodapp
                                      ------------------------------
                                      Notary Public
                                      Janet L. Hodapp
   This document was prepared by:     Notary Public, State of Illinois
   Debra L. Stetter                   My Commission expires 04/20/02
   Schiff Hardin & Waite
   6600 Sears Tower
   Chicago, Illinois 60606

                                                                EXHIBIT 2
                                                                ---------

                              POWER OF ATTORNEY
                              -----------------

             Power of Attorney made this 9th day of December, 1998:

             I, CHRISTINA S. DUNCAN of 194 North Bald Hill Road, New Canaan, Connecticut 06840, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

             1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

             2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA
   Incorporated; and

             3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

             The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

             This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

             This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

             Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person, partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys, stocks, bonds, securities, or other property paid to or delivered to my attorney, or my attorney's substitute, pursuant to the provisions hereof.

             This power of attorney shall be governed by the laws of Illinois.

             Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.

                                           /s/ Christina S. Duncan
                                           ------------------------------
                                           Principal
   Specimen signature of my attorney:

   _________________________________       ______________________________
   Steven L. Grissom                       Principal (as witness to
                                           attorney's signature)
   ______________________________________________________________________

   STATE OF CONNECTICUT     )
                            ) ss
   COUNTY OF FAIRFIELD      )


             I, a Notary Public, in and for said County and State, hereby certify that CHRISTINA S. DUNCAN, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he/she signed that instrument as his/her free and voluntary act, for the uses and purposes therein set forth.

             Given under my hand and notarial seal this 7th day of December, 1998.

                                      /s/ Mary Ann Bancroft
                                      -----------------------------------
                                      Notary Public
                                      Mary Ann Bancroft
   This document was prepared by:     Notary Public
   Debra L. Stetter                   My Commission expires January 31,
   Schiff Hardin & Waite                                       2003
   6600 Sears Tower
   Chicago, Illinois 60606

                                                                EXHIBIT 3
                                                                ---------

                              POWER OF ATTORNEY
                              -----------------

             Power of Attorney made this 25th day of January, 1999:

             I, JOHN WOODRUFF SPARKS of 229 Soavedra Road S.W.,
   Albequerque, New Mexico 87105, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

             1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

             2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA
   Incorporated; and

             3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

             The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

             This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

             This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

             Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person, partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys, stocks, bonds, securities, or other property paid to or delivered to my attorney, or my attorney's substitute, pursuant to the provisions hereof.

             This power of attorney shall be governed by the laws of Illinois.

             Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.

                                           /s/ John Woodruff Sparks
                                           ------------------------------
                                           Principal
   Specimen signature of my attorney:

   /s/ Steven L. Grissom
   ---------------------------------       ______________________________
   Steven L. Grissom                       Principal (as witness to
                                           attorney's signature)
   ______________________________________________________________________

   STATE OF ILLINOIS   )
                       ) ss
   COUNTY OF COLES     )

             I, a Notary Public, in and for said County and State, hereby certify that JOHN WOODRUFF SPARKS, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he/she signed that instrument as his/her free and voluntary act, for the uses and purposes therein set forth.

             Given under my hand and notarial seal this 26th day of January, 1999.

                                      /s/ Karen D. Stoutenborough
                                      -----------------------------------
                                      Notary Public
                                      Karen D. Stoutenborough
   This document was prepared by:     Notary Public, State of Illinois
   Debra L. Stetter                   My Commission expires June 7, 2001
   Schiff Hardin & Waite
   6600 Sears Tower
   Chicago, Illinois 60606

                                                                EXHIBIT 4
                                                                ---------

                              POWER OF ATTORNEY
                              -----------------

             Power of Attorney made this 2nd day of February, 1999:

             I, BARBARA S. FEDERICO, of 4840 Ashville Bay Road, Ashville, New York 14710, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

             1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

             2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA
   Incorporated; and

             3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

             The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

             This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

             This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

             Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person, partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys, stocks, bonds, securities, or other property paid to or delivered to my attorney, or my attorney's substitute, pursuant to the provisions hereof.

             This power of attorney shall be governed by the laws of Illinois.

             Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.

                                           ______________________________
                                           Principal
   Specimen signature of my attorney:

   _________________________________       ______________________________
   Steven L. Grissom                       Principal (as witness to
                                           attorney's signature)
   ______________________________________________________________________

   STATE OF ILLINOIS   )
                       ) ss
   COUNTY OF COLES     )

             I, a Notary Public, in and for said County and State, hereby certify that BARBARA S. FEDERICO, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he/she signed that instrument as his/her free and voluntary act, for the uses and purposes therein set forth.

             Given under my hand and notarial seal this _____ day of _______________, 1999.

                                      /s/ Karen D. Stoutenborough
                                      -----------------------------------
                                      Notary Public
                                      Karen D. Stoutenborough
   This document was prepared by:     Notary Public, State of Illinois
   Debra L. Stetter                   My Commission expires June 7, 2001
   Schiff Hardin & Waite
   6600 Sears Tower
   Chicago, Illinois 60606

                                                                EXHIBIT 5
                                                                ---------

                              POWER OF ATTORNEY

                          NEW MEXICO STATUTORY FORM


   THE POWERS GRANTED BY THIS DOCUMENT ARE BROAD AND SWEEPING. THIS FORM, THE NEW MEXICO STATUTORY SHORT FORM UNDER SECTION 45-5-502 NMSA 1978, DOES NOT PROHIBIT THE USE OF ANY OTHER FORM.

        I, MARY LEE SPARKS, reside in Bernalillo County, New Mexico. I appoint STEVEN L. GRISSOM, of Mattoon, Illinois, to serve as my attorney-in-fact.

        If any attorney-in-fact appointed above is unable to serve, then I appoint ___________________ to serve alone and successively as successor attorney-in-fact in place of the person who is unable to serve.

   ______________________________________________________________________
        CHECK AND INITIAL THE FOLLOWING PARAGRAPH ONLY IF MORE THAN ONE PERSON IS APPOINTED TO ACT ON YOUR BEHALF AND YOU WANT ANY ONE OF THEM TO HAVE THE POWER TO ACT ALONE WITHOUT THE SIGNATURE OF THE OTHER(S). IF YOU DO NOT CHECK AND INITIAL THE FOLLOWING PARAGRAPH AND MORE THAN ONE PERSON IS NAMED TO ACT ON YOUR BEHALF THEN THE MYST ACT JOINTLY.

   (   )          If more than one person is appointed to serve as
   ___________    my attorneys-in-fact then they may act severally,
   initials       alone and independently of each other.


        My attorney(s)-in-fact shall have the power to act in my name, place and stead in any way in which I myself could do with respect to the following matters to the extent permitted by law: In particular, my attorney-in-fact shall have the power to sign on my behalf (both in my individual capacity and in my capacity as trustee) any filings or other documents required to be filed with the Securities and Exchange Commission that relate to McLeodUSA.

   INITIAL IN THE OPPOSITE BOX EACH AUTHORIZATION WHICH YOU DESIRE TO GIVE TO YOUR ATTORNEY(S)-IN-FACT. YOUR ATTORNEY(S)-IN-FACT SHALL BE AUTHORIZED TO ENGAGE ONLY IN THOSE ACTIVITIES WHICH ARE INITIALED.
   --------------------------------------------------------------------

        1.   real estate transactions  . . . . . . . . . . . . . . (   )*
        2.   bond, share and commodity transactions; . . . . . .   (   )*
        3.   chattel and goods transactions; . . . . . . . . . . . (   )
        4.   banking transactions; . . . . . . . . . . . . . . . . (   )
        5.   business operating transactions;  . . . . . . . . . . (   )
        6.   insurance transactions; . . . . . . . . . . . . . . . (   )
        7.   estate transactions;  . . . . . . . . . . . . . . . . (   )
        8.   claims and litigation;  . . . . . . . . . . . . . . . (   )

        9.   government benefits;  . . . . . . . . . . . . . . . . (   )
        10.  records, reports and statements;  . . . . . . . . . . (   )
        11.  decisions regarding lifesaving and life prolonging
             medical treatment;  . . . . . . . . . . . . . . . . . (   )
        12.  decisions relating to medical treatment,
             surgical treatment, nursing care, medication, hospitalization, institutionalization in a nursing home or other facility and home health
             care; . . . . . . . . . . . . . . . . . . . . . . . . (   )
        13.  transfer of property or income as a gift to the
             principal's spouse for the purpose of qualifying
             the principal for governmental medical assistance;  . (   )
        14.  list other: ____________________________              (   )
                         ____________________________  . . . . . . (   )
        15.  list all other powers:
                         ____________________________
                         ____________________________  . . . . . . (   )

   *Specifically identified real estate or stocks and bonds for which my attorney-in-fact is authorized to act follow. If nothing is listed, then the attorney-in-fact is authorized to act with respect to any real estate or stocks and bonds and other securities that I own. A copy of this power of attorney must be recorded in the office of the county clerk where the real estate is located.

                         ____________________________
                         ____________________________
                         ____________________________  . . . . . . (   )


        This power of attorney shall not be affected by my incapacity, but will terminate upon my death unless I have revoked it prior to my death.
   ______________________________________________________________________
   CHECK AND INITIAL THE FOLLOWING PARAGRAPH IF YOU INTEND FOR THIS POWER OF ATTORNEY TO BECOME EFFECTIVE ONLY IF YOU BECOME INCAPACITATED.
   YOUR FAILURE TO DO SO WILL MEAN THAT YOU ATTORNEY(S)-IN-FACT ARE EMPOWERED TO ACT ON YOUR BEHALF FROM THE TIME YOU SIGN THIS DOCUMENT UNTIL YOUR DEATH UNLESS YOU REVOKE THE POWER BEFORE YOUR DEATH.

   (   )          This power of attorney shall become effective only if I
   -----------    become initials incapacitated.  My attorney(s)-in-fact
   initials       shall be entitled to rely on notarized statements from
                  two qualified health care professionals as to my incapacity. By incapacity I mean that among other things, I am unable to effectively manage my person care, property or financial affairs.

                                      /s/ Mary Lee Lumpkin Sparks
                                      -----------------------------------

                                          Dated:    August 26, 1998
                                                  -----------------------

                               ACKNOWLEDGMENT


   STATE OF NEW MEXICO      )
                            )
   COUNTY OF BERNALILLO     )


        The foregoing instrument was acknowledged before me this 26th day of August, 1998, by MARY LEE SPARKS.


                                    /s/  Sandi Archuleta
                                 ----------------------------------------
                                              Notary Public
                                 Official Seal
                                 Sandi Archuleta
                                 Notary Public - State of New Mexico
                                 Notary Bon Filed with Secretary of State
                                 My Commission Expires 5/26/99



   This instrument was prepared by:

   David R. Hodgman
   Debra I. Stetter
   Schiff Hardin & Waite
   7200 Sears Tower
   233 South Wacker Drive
   Chicago, Illinois 60606
   (312) 876-1000

                                                                EXHIBIT 5
                                                                ---------

                              POWER OF ATTORNEY
                              -----------------

             Power of Attorney made this 2nd day of February, 1999:

             I, BARBARA S. FEDERICO of 4840 Ashville Bay Road, Ashville, New York 14710, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

             1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

             2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA
   Incorporated; and

             3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

             The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

             This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

             This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

             Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person, partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys, stocks, bonds, securities, or other property paid to or delivered to my attorney, or my attorney's substitute, pursuant to the provisions hereof.

             This power of attorney shall be governed by the laws of Illinois.

             Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.

                                           /s/ Barbara S. Federico
                                           ------------------------------
                                           Principal
   Specimen signature of my attorney:

   _________________________________       ______________________________
   Steven L. Grissom                       Principal (as witness to
                                           attorney's signature)
   ______________________________________________________________________

   STATE OF ILLINOIS   )
                       ) ss
   COUNTY OF COOK      )


             I, a Notary Public, in and for said County and State, hereby certify that BARBARA S. FEDERICO, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he/she signed that instrument as his/her free and voluntary act, for the uses and purposes therein set forth.

             Given under my hand and notarial seal this 2nd day of February, 1999.

                                      /s/ Janet L. Hodapp
                                      -----------------------------------
                                      Notary Public
                                      Janet L. Hodapp
   This document was prepared by:     Notary Public, State of Illinois
   Debra L. Stetter                   My Commission expires 04/20/02
   Schiff Hardin & Waite
   6600 Sears Tower
   Chicago, Illinois 60606